Progress Energy announces 2011 first-quarter results;
affirms full-year 2011 earnings guidance

Highlights:

♦	Reports first-quarter GAAP earnings of $0.62 per share, compared to $0.67 for the same period last year, primarily due to extreme weather in the prior year

♦	Reports first-quarter ongoing earnings of $0.69 per share, compared to $0.75 for the same period last year, primarily due to extreme weather in the prior year

♦	Affirms 2011 ongoing earnings guidance of $3.00 to $3.20 per share

RALEIGH, N.C. (May 5, 2011) – Progress Energy [NYSE: PGN] announced first-quarter GAAP earnings of $184 million, or $0.62 per share, compared with GAAP earnings of $190 million, or $0.67 per share, for the same period last year. First-quarter ongoing earnings were $202 million, or $0.69 per share, compared to $213 million, or $0.75 per share, for the same period last year. The significant drivers in ongoing earnings per share were extreme weather in the prior year throughout the company’s service territories and decreased wholesale revenues in Florida, partially offset by lower depreciation and amortization expense in Florida. (See the discussion later in this release for a reconciliation of ongoing earnings per share to GAAP earnings per share.)

“We are on track in meeting our financial goals and our shareholder expectations, even as weather returned to a more normal range from the extreme cold of early 2010,” said Bill Johnson, Progress Energy chairman, president and CEO. “We continue to see modest growth and signs of recovery in the Carolinas and Florida. Meanwhile, we remain focused on operational excellence, cost discipline and managing the business effectively as we move ahead with approvals and integration planning associated with our pending merger with Duke Energy.”

Progress Energy affirms 2011 ongoing earnings guidance of $3.00 to $3.20 per share. The ongoing earnings guidance excludes the impact, if any, from discontinued operations, the effects of certain identified gains and charges and any merger and integration costs from our proposed strategic combination with Duke Energy Corporation (the Merger). Progress Energy is not able to provide a corresponding GAAP equivalent for the 2011 ongoing earnings guidance due to the uncertain nature and amount of these adjustments.

Progress Energy will host a conference call and webcast at 10 a.m. ET today to review first-quarter 2011 financial performance, as well as provide an overall business update. Additional details are provided at the end of this earnings release.

See pages 3-4 for detailed first-quarter 2011 earnings variance analyses for the Progress Energy Carolinas (PEC), Progress Energy Florida (PEF) and Corporate and Other Businesses segments.

RECENT DEVELOPMENTS

Duke Energy – Progress Energy Merger

•
Submitted Merger-related regulatory filings with the following federal and state agencies: Securities and Exchange Commission; Federal Trade Commission; Department of Justice; Federal Energy Regulatory Commission; Nuclear Regulatory Commission (NRC); North Carolina Utilities Commission (NCUC); South Carolina Public Service Commission; and Kentucky Public Service Commission.

•	The Merger is targeted to close by the end of 2011.

Financial and Regulatory

•	Filed 2012 nuclear cost-recovery estimates with the Florida Public Service Commission (FPSC), which will slightly decrease the amount customers will pay for new nuclear projects.
•
Filed annual N.C. Clean Smokestacks Act update with the NCUC, which reported that PEC has successfully met the state’s first reduction target for nitrogen oxide (NOx) emissions and continued to meet the reduction target for sulfur dioxide (SO2) emissions by reducing emissions of NOx by 68 percent and SO2 by 71 percent from 2002 levels at the company’s coal-fired power plants in North Carolina.

Power System

•
Notified the NRC and the FPSC that the Crystal River Nuclear Plant will remain out of service while the company conducts a thorough engineering analysis and review of a new delamination identified in mid-March. Options to return the plant to service will be analyzed after the full evaluation is complete. Our current intent is to return the plant to service, and we believe that retiring and decommissioning the unit without returning it to service is unlikely. However, the company cannot estimate a return-to-service date or the cost of repairs at this time.

•
Announced that PEC will retire its 170-megawatt (MW) Weatherspoon coal-fired power plant this fall, several years ahead of the originally announced retirement schedule. The retirements of the utility’s other smaller, older coal-fired units in North Carolina are on track:

-	391-MW Lee Plant is scheduled to be replaced by a 920-MW natural gas plant in 2013;
-	316-MW Cape Fear Plant will be retired by the end of 2014; and
-	590-MW Sutton Plant will be replaced by a 625-MW natural gas plant in 2014.
•	Restored service safely and quickly to customers who lost power in major spring 2011 storms:
-	Florida – 346,000 customers lost power due to severe hurricane-like winds in March
-	Carolinas – 340,000 customers lost power due to a wave of powerful tornadoes in April.

Alternative Energy and Energy Efficiency

•	Signed contracts to purchase power from the following facilities:
-	60-MW biomass facility being developed by U.S. EcoGen, LLC in Polk County, Fla;
-	36-MW poultry waste-to-biogas energy plant being built by Poultry Power USA in Montgomery County, N.C.; and
-	800-kilowatt solar photovoltaic array being built by ESA Renewables, LLC at the Port of Morehead City, N.C.

EEI Award

•
Recognized for exceptional customer service in Edison Electric Institute’s (EEI) 2011 National Key Accounts Customer Service Awards program. The National Account teams for both PEC and PEF Commercial, Industrial and Governmental groups were honored.

Press releases regarding various announcements are available on the company’s website at www.progress-energy.com/aboutus/news.

FIRST-QUARTER 2011 BUSINESS HIGHLIGHTS

Below are the first-quarter 2011 earnings variance analyses for the company’s segments. See the reconciliation tables on pages 4-5 and on page S-1 of the supplemental data for a reconciliation of ongoing earnings per share to GAAP earnings per share. Also see the attached supplemental data schedules for additional information on PEC and PEF electric revenues, energy sales, energy supply, weather impacts and other topics.

Progress Energy Carolinas

•	Reported first-quarter ongoing earnings per share of $0.47, compared with $0.52 for the same period last year; GAAP earnings per share of $0.44, compared with $0.48 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.02 retail growth and usage
▪	$0.02 other primarily due to higher income recognized from the balanced billing program resulting from extreme weather in 2010
▪	$0.02 AFUDC equity primarily due to increased construction project costs
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪
$(0.07) weather primarily due to 15 percent lower heating-degree days than 2010; additionally, heating-degree days were 1 percent lower than normal in 2011 and were 19 percent higher than normal in 2010

▪	$(0.01) clauses and other margin
▪	$(0.01) depreciation and amortization
▪	$(0.02) share dilution
•	7,000 net increase in the average number of customers for the three months ended March 31, 2011, compared to the same period in 2010

Progress Energy Florida

•	Reported first-quarter ongoing earnings per share of $0.38, compared with $0.40 for the same period last year; GAAP earnings per share of $0.34, compared with $0.36 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.16 depreciation and amortization primarily due to a reduction in the cost of removal component of amortization expense in accordance with the 2010 base rate settlement agreement
▪	$0.02 other primarily due to a litigation settlement
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪
$(0.10) weather primarily due to 56 percent lower heating-degree days than 2010; additionally, heating-degree days were 7 percent higher than normal in 2011 and were 143 percent higher than normal in 2010

▪	$(0.04) wholesale primarily due to decreased revenues from wholesale contracts that expired in 2010 and changes to a contract with a major customer
▪	$(0.02) retail growth and usage
▪	$(0.01) clauses and other margin
▪	$(0.01) O&M

▪	$(0.01) interest expense
▪	$(0.01) share dilution
•	8,000 net increase in the average number of customers for the three months ended March 31, 2011, compared to the same period in 2010

Corporate and Other Businesses (includes primarily Holding Company debt)

•
Reported first-quarter ongoing after-tax expenses of $0.16 per share compared with after-tax expenses of $0.17 per share for the same period last year; GAAP after-tax expenses of $0.16 per share, compared with after-tax expenses of $0.17 per share for the same period last year.

•	Reported primary quarter-over-quarter ongoing after-tax expenses per share favorability of:
▪	$0.01 O&M
▪	$0.01 share dilution
•	Reported primary quarter-over-quarter ongoing after-tax expenses per share unfavorability of:
▪	$(0.01) interest expense

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this non-GAAP measure is appropriate for understanding the business and assessing our potential future performance, because excluded items are limited to those that we believe are not representative of our fundamental core earnings. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share

	Three months ended March 31,
	2011	2010
Ongoing earnings per share	$0.69	$0.75
Tax levelization	(0.01)	-
Change in the tax treatment of the Medicare Part D subsidy	-	(0.08)
Discontinued operations	(0.01)	-
Merger and integration costs	(0.05)	-
Reported GAAP earnings per share	$0.62	$0.67
Shares outstanding (millions)	295	284

Reconciling adjustments from ongoing earnings to GAAP earnings are as follows:

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, increases or decreases the tax expense recorded in that quarter to reflect the projected tax rate. The resulting tax adjustment decreased earnings per share by $0.01 for the quarter compared to no impact for the same period last year, but has no impact on the company’s annual earnings. Because this adjustment varies by quarter but has no impact on annual earnings, management does not consider this adjustment to be representative of the company’s fundamental core earnings.

Change in the Tax Treatment of the Medicare Part D Subsidy

The federal Patient Protection and Affordable Care Act (PPACA) and the related Health Care and Education Reconciliation Act, which made various amendments to the PPACA, were enacted in March 2010. Under prior law, employers could claim a deduction for the entire cost of providing retiree prescription drug coverage even though a portion of the cost was offset by the retiree drug subsidy received. As a result of the PPACA, as amended, retiree drug subsidy payments will effectively become taxable in tax years beginning after December 31, 2012, by requiring the amount of the subsidy received to be offset against the employer’s deduction. Under GAAP, changes in tax law are accounted for in the period of enactment. The change in the tax treatment of the Medicare Part D subsidy decreased earnings by $0.08 for the same period last year. Management does not consider this change in tax treatment to be representative of the company’s fundamental core earnings.

Discontinued Operations

The company has completed its business strategy of divesting of nonregulated businesses to reduce its business risk and focus on core operations of the Utilities. The discontinued operations of these nonregulated businesses decreased earnings per share by $0.01 for the quarter compared to no impact for the same period last year. Management does not consider operating results of discontinued operations to be representative of the company’s fundamental core earnings.

Merger and Integration Costs

The company recorded a charge for merger and integration costs related to the Merger. These costs decreased earnings per share by $0.05 for the quarter and had no impact for the same period last year. Management does not consider this charge to be representative of the company’s fundamental core earnings.

* * * *

Progress Energy’s conference call with the investment community will be held May 5, 2011, at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing (913) 312-0644, confirmation code 8585750. If you encounter problems, please contact Investor Relations at (919) 546-6057.

A webcast of the live conference call will be available at www.progress-energy.com/investor. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. The webcast will include audio of the conference call and a slide presentation referred to by management during the call. The slide presentation will be available for download beginning at 9:30 a.m. ET today at www.progress-energy.com/investor.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 22,000 megawatts of generation capacity and approximately $10 billion in annual revenues. Progress Energy includes two major electric utilities that serve approximately 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art power system. Progress Energy celebrated a century of service in 2008. Visit the company’s website at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed throughout this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following:

•	our ability to obtain the approvals required to complete the Merger and the impact of compliance with material restrictions or conditions potentially imposed by our regulators;
•	the risk that the Merger is terminated prior to completion and results in significant transaction costs to us;
•	our ability to achieve the anticipated results and benefits of the Merger;
•	the impact of business uncertainties and contractual restrictions while the Merger is pending;
•	the impact of fluid and complex laws and regulations, including those relating to the environment and energy policy;
•	our ability to recover eligible costs and earn an adequate return on investment through the regulatory process;
•	the ability to successfully operate electric generating facilities and deliver electricity to customers;
•	the impact on our facilities and businesses from a terrorist attack;
•
the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks;

•	our ability to meet current and future renewable energy requirements;
•	the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, safety, regulatory and financial risks;
•	the financial resources and capital needed to comply with environmental laws and regulations;
•	risks associated with climate change;
•	weather and drought conditions that directly influence the production, delivery and demand for electricity;
•	recurring seasonal fluctuations in demand for electricity;
•	the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process;
•	fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process;
•	our ability to control costs, including operations and maintenance expense (O&M) and large construction projects;
•	the ability of our subsidiaries to pay upstream dividends or distributions to Progress Energy, Inc. holding company;
•	current economic conditions;
•	the ability to successfully access capital markets on favorable terms;
•	the stability of commercial credit markets and our access to short- and long-term credit;
•	the impact that increases in leverage or reductions in cash flow may have on us;
•	our ability to maintain our current credit ratings and the impacts in the event our credit ratings are downgraded;
•	the investment performance of our nuclear decommissioning trust (NDT) funds;
•	the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements;
•	the impact of potential goodwill impairments;

•	our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K; and
•	the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements.

Many of these risks similarly impact our nonreporting subsidiaries.

These and other risk factors are detailed from time to time in our filings with the SEC. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after that date on which such statement is made.

# # #

Contacts:                      Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
March 31, 2011

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of INCOME
(in millions except per share data)
Three months ended March 31	2011	2010
Operating revenues	$2,167	$2,535
Operating expenses
Fuel used in electric generation	718	896
Purchased power	220	263
Operation and maintenance	494	480
Depreciation, amortization and accretion	154	246
Taxes other than on income	140	154
Other	(10)	2
Total operating expenses	1,716	2,041
Operating income	451	494
Other income (expense)
Interest income	1	2
Allowance for equity funds used during construction	29	21
Other, net	3	(5)
Total other income, net	33	18
Interest charges
Interest charges	199	191
Allowance for borrowed funds used during construction	(9)	(9)
Total interest charges, net	190	182
Income from continuing operations before income tax	294	330
Income tax expense	107	139
Income from continuing operations before cumulative effect of change in accounting principle	187	191
Discontinued operations, net of tax	(2)	1
Cumulative effect of change in accounting principle, net of tax	-	(2)
Net income	185	190
Net income attributable to noncontrolling interests, net of tax	(1)	-
Net income attributable to controlling interests	$184	$190
Average common shares outstanding – basic	295	284
Basic and diluted earnings per common share
Income from continuing operations attributable to controlling interests, net of tax	$0.63	$0.67
Discontinued operations attributable to controlling interests, net of tax	(0.01)	-
Net income attributable to controlling interests	$0.62	$0.67
Dividends declared per common share	$0.620	$0.620
Amounts attributable to controlling interests
Income from continuing operations, net of tax	$186	$189
Discontinued operations, net of tax	(2)	1
Net income attributable to controlling interests	$184	$190

The Unaudited Condensed Consolidated Interim Financial Statements should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)	March 31, 2011	December 31, 2010
ASSETS
Utility plant
Utility plant in service	$29,782	$29,708
Accumulated depreciation	(11,711)	(11,567)
Utility plant in service, net	18,071	18,141
Other utility plant, net	220	220
Construction work in progress	2,533	2,205
Nuclear fuel, net of amortization	658	674
Total utility plant, net	21,482	21,240
Current assets
Cash and cash equivalents	172	611
Receivables, net	880	1,033
Inventory	1,276	1,226
Regulatory assets	101	176
Derivative collateral posted	135	164
Income taxes receivable	36	52
Prepayments and other current assets	193	214
Total current assets	2,793	3,476
Deferred debits and other assets
Regulatory assets	2,306	2,374
Nuclear decommissioning trust funds	1,641	1,571
Miscellaneous other property and investments	413	413
Goodwill	3,655	3,655
Other assets and deferred debits	332	325
Total deferred debits and other assets	8,347	8,338
Total assets	$32,622	$33,054
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 294 million and 293 million shares issued and outstanding, respectively	$7,362	$7,343
Accumulated other comprehensive loss	(121)	(125)
Retained earnings	2,806	2,805
Total common stock equity	10,047	10,023
Noncontrolling interests	3	4
Total equity	10,050	10,027
Preferred stock of subsidiaries	93	93
Long-term debt, affiliate	273	273
Long-term debt, net	11,868	11,864
Total capitalization	22,284	22,257
Current liabilities
Current portion of long-term debt	300	505
Short-term debt	79	–
Accounts payable	849	994
Interest accrued	205	216
Dividends declared	184	184
Customer deposits	335	324
Derivative liabilities	220	259
Accrued compensation and other benefits	144	175
Other current liabilities	323	298
Total current liabilities	2,639	2,955
Deferred credits and other liabilities
Noncurrent income tax liabilities	1,765	1,696
Accumulated deferred investment tax credits	108	110
Regulatory liabilities	2,625	2,635
Asset retirement obligations	1,218	1,200
Accrued pension and other benefits	1,311	1,514
Derivative liabilities	239	278
Other liabilities and deferred credits	433	409
Total deferred credits and other liabilities	7,699	7,842
Commitments and contingencies
Total capitalization and liabilities	$32,622	$33,054

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of CASH FLOWS
(in millions)
Three months ended March 31	2011	2010
Operating activities
Net income	$185	$190
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	199	285
Deferred income taxes and investment tax credits, net	101	51
Deferred fuel cost (credit)	70	(45)
Allowance for equity funds used during construction	(29)	(21)
Other adjustments to net income	56	63
Cash provided (used) by changes in operating assets and liabilities
Receivables	163	(32)
Inventory	(49)	98
Derivative collateral posted	28	(157)
Other assets	(21)	(17)
Income taxes, net	57	165
Accounts payable	(89)	31
Accrued pension and other benefits	(224)	(18)
Other liabilities	(1)	(7)
Net cash provided by operating activities	446	586
Investing activities
Gross property additions	(501)	(555)
Nuclear fuel additions	(57)	(54)
Purchases of available-for-sale securities and other investments	(1,817)	(1,986)
Proceeds from available-for-sale securities and other investments	1,809	1,977
Other investing activities	46	(1)
Net cash used by investing activities	(520)	(619)
Financing activities
Issuance of common stock, net	8	197
Dividends paid on common stock	(183)	(175)
Net increase (decrease) in short-term debt	79	(140)
Proceeds from issuance of long-term debt, net	494	591
Retirement of long-term debt	(700)	(100)
Other financing activities	(63)	(44)
Net cash (used) provided by financing activities	(365)	329
Net (decrease) increase in cash and cash equivalents	(439)	296
Cash and cash equivalents at beginning of period	611	725
Cash and cash equivalents at end of period	$172	$1,021

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited
Earnings Variances
First Quarter 2011 vs. 2010
	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2010 GAAP earnings	0.48	0.36	(0.17)	0.67
Tax levelization	(0.01)	0.01		-	A
Change in the tax treatment of the Medicare Part D subsidy	0.05	0.03		0.08	B
2010 ongoing earnings	0.52	0.40	(0.17)	0.75

Weather - retail	(0.07)	(0.10)		(0.17)	C

Growth and usage - retail	0.02	(0.02)		-

Wholesale		(0.04)		(0.04)	D

Clauses and other margin	(0.01)	(0.01)		(0.02)

O&M		(0.01)	0.01	-

Other	0.02	0.02		0.04	E

AFUDC equity	0.02			0.02	F

Depreciation and amortization	(0.01)	0.16		0.15	G

Interest expense		(0.01)	(0.01)	(0.02)

Income taxes				-

Share dilution	(0.02)	(0.01)	0.01	(0.02)

2011 ongoing earnings	0.47	0.38	(0.16)	0.69
Tax levelization	(0.01)	(0.01)	0.01	(0.01)	A
Discontinued operations			(0.01)	(0.01)
Merger and integration costs	(0.02)	(0.03)		(0.05)	H
2011 GAAP earnings	0.44	0.34	(0.16)	0.62

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, purchase accounting transactions and corporate eliminations.
Certain line items presented gross on the Consolidated Statements of Income are netted in this analysis to highlight earnings drivers.

A -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
B -	Change in the tax treatment of the Medicare Part D subsidy related to Patient Protection and Affordable Care Act and the related Health Care and Education Reconciliation Act enacted in March 2010.
C -	Carolinas - Unfavorable primarily due to 15 percent lower heating-degree days than 2010. Heating-degree days were 1 percent lower than normal in 2011 and were 19 percent higher than normal in 2010.
Florida - Unfavorable primarily due to 56 percent lower heating-degree days than 2010. Heating-degree days were 7 percent higher than normal in 2011 and were 143 percent higher than normal in 2010.
D -	Florida - Unfavorable primarily due to decreased revenues from wholesale contracts that expired in 2010 and changes to a contract with a major customer.
E -	Carolinas - Favorable primarily due to higher income recognized from the balanced billing program resulting from extreme weather in 2010.
Florida - Favorable primarily due to a litigation settlement.
F -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Carolinas - Favorable primarily due to increased construction project costs.
G -	Florida - Favorable primarily due to a reduction in the cost of removal component of amortization expense in accordance with the 2010 base rate settlement agreement.
H -	Impact of merger and integration costs related to the proposed strategic combination with Duke Energy Corporation.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited - Data is not weather-adjusted

Utility Statistics

	Three Months Ended			Three Months Ended			Percentage Change
	March 31, 2011			March 31, 2010			From March 31, 2010
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas		Florida
Residential	$332	$220	$552	$356	$261	$617	(6.7	) %	(15.7	) %
Commercial	167	78	245	173	81	254	(3.5)		(3.7)
Industrial	83	18	101	80	18	98	3.8		-
Governmental	15	20	35	14	21	35	7.1		(4.8)
Unbilled	(35)	(15)	(50)	(33)	(1)	(34)	-		-
Total retail base revenues	562	321	883	590	380	970	(4.7)		(15.5)
Wholesale base revenues	70	25	95	75	43	118	(6.7)		(41.9)
Total base revenues	632	346	978	665	423	1,088	(5.0)		(18.2)
Clause-recoverable regulatory returns	7	45	52	1	38	39	600.0		18.4
Miscellaneous revenue	34	51	85	35	53	88	(2.9)		(3.8)
Fuel and other pass-through revenues	460	590	1,050	562	756	1,318	-		-
Total operating revenues	$1,133	$1,032	$2,165	$1,263	$1,270	$2,533	(10.3	) %	(18.7	) %

Energy Sales (millions of kWh)
Residential	5,439	4,281	9,720	5,888	5,126	11,014	(7.6	) %	(16.5	) %
Commercial	3,287	2,547	5,834	3,421	2,597	6,018	(3.9)		(1.9)
Industrial	2,488	772	3,260	2,445	768	3,213	1.8		0.5
Governmental	386	727	1,113	375	734	1,109	2.9		(1.0)
Unbilled	(669)	(356)	(1,025)	(630)	(70)	(700)	-		-
Total retail	10,931	7,971	18,902	11,499	9,155	20,654	(4.9)		(12.9)
Wholesale	3,209	478	3,687	3,812	1,004	4,816	(15.8)		(52.4)
Total energy sales	14,140	8,449	22,589	15,311	10,159	25,470	(7.6	) %	(16.8	) %

Energy Supply (millions of kWh)
Generated
Steam	6,436	2,742	9,178	8,367	3,839	12,206
Nuclear	6,182	-	6,182	5,858	-	5,858
Combustion turbines/combined cycle	931	4,885	5,816	977	4,931	5,908
Hydro	180	-	180	250	-	250
Purchased	1,047	1,429	2,476	524	2,069	2,593
Total energy supply (company share)	14,776	9,056	23,832	15,976	10,839	26,815

Impact of Weather to Normal on Retail Sales
Heating-degree days
Actual	1,683	295		1,970	671		(14.6	) %	(56.0	) %
Normal	1,701	276		1,662	276
Cooling-degree days
Actual	15	217		-	48		-%		352.1%
Normal	12	216		13	216
Impact of retail weather to normal on EPS	$0.00	$0.01	$0.01	$0.07	$0.11	$0.18

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited

O&M Expenses Primarily Recoverable through Base Rates (a)
	Three months ended March 31,
(in millions)	2011	2010
Reported GAAP O&M	$494	$480
Adjustments
Carolinas
Fuel clauses	(6)	(6)
Environmental clause	(1)	(1)
DSM/EE and REPS cost recovery clauses (b)	(8)	(8)
Florida
Energy conservation cost recovery clause (ECCR)	(23)	(22)
Environmental cost recovery clause (ECRC)	(8)	(16)
Nuclear cost recovery	(1)	(1)
O&M Expenses Primarily Recoverable through Base Rates	$447	$426

(a)	This table provides a reconciliation of reported GAAP O&M to O&M Primarily Recoverable through Base Rates. O&M Primarily Recoverable through Base Rates excludes certain expenses that are recovered through cost-recovery clauses which have no material impact on earnings. Management believes this presentation is appropriate and enables investors to more accurately compare the company's O&M expense over the periods presented. O&M Primarily Recoverable through Base Rates as presented here may not be comparable to similarly titled measures used by other companies.
(b)	DSM = Demand-side management
EE = Energy efficiency
REPS = Renewable energy portfolio standard

Financial Statistics
	Three months ended March 31,
	2011	2010
Return on average common stock equity (rolling 12 months)	8.5%	8.1%
Book value per common share	$34.01	$33.58
Capitalization
Total equity	43.9%	42.2%
Preferred stock of subsidiaries	0.4%	0.4%
Total debt	55.7%	57.4%
Total Capitalization	100.0%	100.0%